SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934



INTELLIGROUP, INC.

(Name of Issuer)


COMMON STOCK, $.01 PAR VALUE PER SHARE

(Title of Class of Securities)


45816A106

(CUSIP Number)


Mr. Anupam Dokeniya,
1420 Providence Highway,
Suite # 266, Norwood, MA
02062, (781) 278-9919


(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


July 17, 2002
___________________________________________________________
(Date of Event Which Requires Filing of this Statement)


	If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13D-1(g), check the following box.

	Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to liabilities of that section of the Act but shall be subject to all other provisions of the Act.

1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)
NSA INVESTMENTS, LLC 04-3438346

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

MASSACHUSETTS

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
                  84,250


8
Shared Voting Power
                 0


9
Sole Dispositive Power
                 84,250

10
Shared Dispositive Power
                  0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

84,250

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.51%

14
Type of Reporting Person

LLC
------------------------------------------------------------

1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)
Prashanth Palakurthi

2
Check the Appropriate Box if a Member of a Group
(a)  Yes
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

India

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
                 509,628


8
Shared Voting Power
                 0


9
Sole Dispositive Power
                509,628

10
Shared Dispositive Power
                0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

509,628

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

3.06%

14
Type of Reporting Person

Individual

----------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)
David Stott

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

Shares issued by Intelligroup in connection with acquisition of Azimuth

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

New Zealand

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
                329,014


8
Shared Voting Power
                 0


9
Sole Dispositive Power
                329,014

10
Shared Dispositive Power
                 0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

329,014

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

1.98%

14
Type of Reporting Person

LLC


Individual


------------------------------------------------------------
1 Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)
S R Mannava


2
heck the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
          255,200


8
Shared Voting Power
         0


9
Sole Dispositive Power
      255,200

10
Shared Dispositive Power
         0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

255,200

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)
1.53%

14
Type of Reporting Person
Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)
Phil Tcheng

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

Canada

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
        144,200


8
Shared Voting Power
       0


9
Sole Dispositive Power
       144,200

10
Shared Dispositive Power
         0

11
Aggregate Amount Beneficially Owned by Each Reporting Person
      144,200

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.87%

14
Type of Reporting Person

Individual
------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)
Craig Bird

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
             125,000


8
Shared Voting Power
               0


9
Sole Dispositive Power
              125,000

10
Shared Dispositive Power
              0

11
Aggregate Amount Beneficially Owned by Each Reporting Person
   125,000

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.75%

14
Type of Reporting Person

Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)
Tom Olivares

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization
USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
           100,132


8
Shared Voting Power
           0


9
Sole Dispositive Power
            100,132

10
Shared Dispositive Power
            0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

 100,132

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.60%

14
Type of Reporting Person

Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)
Malathi Nunna


2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
          92,000


8
Shared Voting Power
              0


9
Sole Dispositive Power
           92,000

10
Shared Dispositive Power
          0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

   92,000

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.55%

14
Type of Reporting Person

Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)
Tom Wales

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
         76,000


8
Shared Voting Power
          0


9
Sole Dispositive Power
          76,000

10
Shared Dispositive Power
      0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

76,000

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.46%

14
Type of Reporting Person

Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Lingareddy Prasad

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

India

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
          70,800


8
Shared Voting Power
         0


9
Sole Dispositive Power
          70,800

10
Shared Dispositive Power
        0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

 70,800

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.43%

14
Type of Reporting Person

Individual
------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Atosh Bharadwaj

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
         61,055


8
Shared Voting Power
        0


9
Sole Dispositive Power
       61,055

10
Shared Dispositive Power
              0
11
Aggregate Amount Beneficially Owned by Each Reporting Person

61,055

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)
0.37%

14
Type of Reporting Person

Individual


------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Sanjeev Gupta

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
            50,000


8
Shared Voting Power
          0


9
Sole Dispositive Power
            50,000

10
Shared Dispositive Power
         0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

    50,000

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)
0.30%

14
Type of Reporting Person

Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)
Anupama Dokeniya

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

India

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
           39,000


8
Shared Voting Power
           0


9
Sole Dispositive Power
          39,000

10
Shared Dispositive Power
       0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

39,000

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.23%

14
Type of Reporting Person

Individual
------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Elizabeth Wales

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
          30,000


8
Shared Voting Power
         0


9
Sole Dispositive Power
           30,000

10
Shared Dispositive Power
           0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

30,000

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.18%

14
Type of Reporting Person

Individual
------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Kevin Dickey

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
          26,700


8
Shared Voting Power
         0


9
Sole Dispositive Power
        26,700

10
Shared Dispositive Power
        0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

26,700

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.16%

14
Type of Reporting Person

Individual


------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)
Dan Moulton

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
           24,000


8
Shared Voting Power
          0


9
Sole Dispositive Power
           24,000

10
Shared Dispositive Power
           0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

24,000

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.14%

14
Type of Reporting Person

Individual
------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)
Sasi Nanga

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

India

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
            20,500


8
Shared Voting Power
           0


9
Sole Dispositive Power
            20,500

10
Shared Dispositive Power
            0

11
Aggregate Amount Beneficially Owned by Each Reporting Person
20,500

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.12%

14
Type of Reporting Person

Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)
Greg Ness

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
             10,000


8
Shared Voting Power
            8,423


9
Sole Dispositive Power
             10,000

10
Shared Dispositive Power
            8,423

11
Aggregate Amount Beneficially Owned by Each Reporting Person

18,423

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.11%

14
Type of Reporting Person

Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Haritha Devulapally

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

India

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
          17,500


8
Shared Voting Power
          0


9
Sole Dispositive Power
          17,500

10
Shared Dispositive Power
         0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

 17,500

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.11%

14
Type of Reporting Person

Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Perry Andersen

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
          12,630


8
Shared Voting Power
          0


9
Sole Dispositive Power
           12,630

10
Shared Dispositive Power
          0

11
Aggregate Amount Beneficially Owned by Each Reporting Person
12,630

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.08%

14
Type of Reporting Person

Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Anupam Pandey

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
            11,870


8
Shared Voting Power
             0


9
Sole Dispositive Power
             11,870

10
Shared Dispositive Power
          0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

11,870

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.07%

14
Type of Reporting Person

Individual
------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Manu Thambi

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

India

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
           10,000


8
Shared Voting Power
           0


9
Sole Dispositive Power
           10,000

10
Shared Dispositive Power
          0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

10,000

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.06%

14
Type of Reporting Person

Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Raja Singh

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
             10,000


8
Shared Voting Power
            0


9
Sole Dispositive Power
             10,000

10
Shared Dispositive Power
            0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

10,000

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.06%

14
Type of Reporting Person

Individual


------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Ravi Thaduri

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization
India

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
            9,700


8
Shared Voting Power
          0


9
Sole Dispositive Power
            9,700

10
Shared Dispositive Power
           0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

9,700
12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.06%

14
Type of Reporting Person

Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Rajeev Raj

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
            9,275


8
Shared Voting Power
           0


9
Sole Dispositive Power
           9,275

10
Shared Dispositive Power
           0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

9,275

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.06%

14
Type of Reporting Person

Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Murtaza Ghadyali

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)

3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

India

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
           9,000


8
Shared Voting Power
            0


9
Sole Dispositive Power
            9,000

10
Shared Dispositive Power
            0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

9,000

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.05%

14
Type of Reporting Person

Individual
------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Puneetha Palakurthi


2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

India

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
           8,000


8
Shared Voting Power
          0


9
Sole Dispositive Power
          8,000

10
Shared Dispositive Power
          0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

8,000

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.05%

14
Type of Reporting Person

Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)
Nick Gallagher

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

UK

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
           7,200


8
Shared Voting Power
           0


9
Sole Dispositive Power
           7,200

10
Shared Dispositive Power
           0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

7,200

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.04%

14
Type of Reporting Person

Individual
------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)
Judy Kulekowski

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
          7,100


8
Shared Voting Power
         0


9
Sole Dispositive Power
         7,100

10
Shared Dispositive Power
         0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

7,100

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.04%

14
Type of Reporting Person

Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Liu Gui Ying

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

China

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
            4,800


8
Shared Voting Power
            0


9
Sole Dispositive Power
            4,800

10
Shared Dispositive Power
           0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

4,800

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.03%

14
Type of Reporting Person

Individual
------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Swarup Bhide

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
                  4,532


8
Shared Voting Power
                0


9
Sole Dispositive Power
                4,532

10
Shared Dispositive Power
               0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

4,532

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.03%

14
Type of Reporting Person

Individual
------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Margaret Tcheng

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

Canada

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
             4,000

8
Shared Voting Power
             0


9
Sole Dispositive Power
             4,000

10
Shared Dispositive Power
              0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

4,000

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.02%

14
Type of Reporting Person

Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Anupam Dokeniya

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

USA

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
            2,243


8
Shared Voting Power
             0


9
Sole Dispositive Power
            2,243

10
Shared Dispositive Power
            0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

2,243

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.01%

14
Type of Reporting Person

Individual

------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Ed G Hiemstra

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

Canada

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
             2,000


8
Shared Voting Power
             0


9
Sole Dispositive Power
            2,000

10
Shared Dispositive Power
            0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

2,000

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.01%

14
Type of Reporting Person

Individual
------------------------------------------------------------
1
Names of Reporting Persons/I.R.S. Identification Nos. of
Above Persons (Entities Only)

Roger Lee

2
Check the Appropriate Box if a Member of a Group
(a)  No
(b)
3
SEC Use Only

4
Source of Funds

WC and Personal Funds

5
Check if Disclosure of Legal Proceedings is Required
Pursuant to Item 2(d) or 2(e)

6
Citizenship or Place of Organization

Canada

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7
Sole Voting Power
              600


8
Shared Voting Power
           0


9
Sole Dispositive Power
            600

10
Shared Dispositive Power
             0

11
Aggregate Amount Beneficially Owned by Each Reporting Person

600

12
Check if the Aggregate Amount in Row (11) Excludes Certain
Shares

13
Percent of Class Represented by Amount in Row (11)

0.00%

14
Type of Reporting Person

Individual

------------------------------------------------------------

Item 1.	Security and Issuer.

	This statement on Schedule 13D relates to shares of Common Stock, $.01 par value per share of Intelligroup, Inc., a Delaware corporation. The principal executive offices of the Corporation are located at 499 Thornall Street, Edison, NJ-08837.


Item 2.	Identity and Background.

The following entities and individuals had jointly filed a 13D earlier. Their names along with the number of shares for which they had voting rights and dispositive powers at that time are listed in Item 5 below.

THE ABOVE GROUP WAS FORMED WITH A SPECIFIC INTENT TO VOTE
AND SUPPORT THE ISSUER'S SLATE OF DIRECTORS.

SINCE THE VOTING HAS TAKEN PLACE, THE ABOVE GROUP
NOW STANDS DISSOLVED. ALL MEMBERS OF THE GROUP HAVE LESS
THAN 5% INDIVIDUALLY AND HENCE ARE NOW NOT SUBJECT
TO ANY 13D FILING REQUIREMENTS.

(b),(c)	NSA is primarily engaged in investment activities.  Dokeniya,
Palakurthi and Rao each hold 33 1/3% of the Class A membership interests of NSA. Dokeniya's, and Palakurthi's principal address is 1420 Providence Highway, # 266, Norwood, MA 02062. Rao's principal address is 28 Fortuna East, Irvine, CA 92620.
(d) None of the persons referred to in subparagraph (a) above has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Item 3.	Source and Amount of Funds or Other Consideration.
	The Exhibit holders Shares were purchased by each shareholder in the open market using his/her personal funds or working capital or shares issued by Intelligroup for Azimuth acquisition.

Item 4.	Purpose of Transaction.

TO DISSOLVE A PREVIOUSLY FORMED GROUP REFEERED TO AS NSA INVESTMENTS AND ITIGer Investment CLUB.


Item 5.	Interest in Securities of the Issuer.
(a)
			Shares		Dispositive
Name of Entity		owned	%	Power		%

Prashanth Palakurthi	509,628	3.06%	509,628		3.06%
David Stott		329,014	1.97%	329,014		1.97%
Mannava S R		255,200	1.53%	255,200		1.53%
Phil Tcheng		144,200	0.87%	144,200		0.87%
Craig Bird		125,000	0.75%	125,000		0.75%
Tom Olivares		100,132	0.60%	100,132		0.60%
Malathi Nunna		92,000	0.55%	92,000		0.55%
NSA 			84,250	0.51%	84,250		0.51%
Tom Wales		76,000	0.46%	76,000		0.46%
Lingareddy Prasad	70,800	0.42%	70,800		0.42%
Atosh Bharadwaj		61,055	0.37%	61,055		0.37%
Sanjeev Gupta		50,000	0.30%	50,000		0.30%
Anupama Dokeniya	39,000	0.23%	39,000		0.23%
Elizabeth Wales		30,000	0.18%	30,000		0.18%
Kevin Dickey		26,700	0.16%	26,700		0.16%
Dan Moulton		24,000	0.14%	24,000		0.14%
Sasi Nanga		20,500	0.12%	20,500		0.12%
Greg Ness		18,423	0.11%	18,423		0.11%
Haritha Devulapally	17,500	0.11%	17,500		0.11%
Perry Anderson		12,630	0.08%	12,630		0.08%
Anupam Pandey 		11,870	0.07%	11,870		0.07%
Manu Thambi		10,000	0.06%	10,000		0.06%
Raja Singh		10,000	0.06%	10,000		0.06%
Ravi Thaduri		9,700	0.06%	9,700		0.06%
Rajeev Raj		9,275	0.06%	9,275		0.06%
Ghadyali Murtaza	9,000	0.05%	9,000		0.05%
Puneetha Palakurthi	8,000	0.05%	8,000		0.05%
Nick Gallagher		7,200	0.04%	7,200		0.04%
Judy Kulekowski		7,100	0.04%	7,100		0.04%
Liu Gui Ying		4,800	0.03%	4,800		0.03%
Swarup Bhide		4,532	0.03%	4,532		0.03%
Margaret L. Tcheng	4,000	0.02%	4,000		0.02%
Anupam Dokeniya		2,243	0.01%	2,243		0.01%
Ed G, Hiemstra		2,000	0.01%	2,000		0.01%
Roger Lee		600	0.00%	600		0.00%

Total			2,186,35213.12%	2,186,352	13.12%

(b) The above listed entities each have the sole power to vote and dispose of their respective Common Shares.
(c) Within the last 60 days the members of the ITIGer Investment Club and NSA and its affiliates have bought and sold stock in the company's securities as independent entities.
(d),(e)	Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships With
Respect to Securities of the Issuer.

An affiliate of NSA Investments, LLC have a lawsuit in which the issuer is a defendant. This lawsuit pertains to that affiliate's investment in Seranova in 2000.

Item 7.	Material to be Filed as Exhibits.
None



SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Sd/
Date: as of July 29, 2002

Prashanth Palakurthi
David Stott
Mannava S R
Phil Tcheng
Craig Bird
Tom Olivares
Malathi Nunna
NSA
Tom Wales
Lingareddy Prasad
Atosh Bharadwaj
Sanjeev Gupta
Anupama Dokeniya
Elizabeth Wales
Dan Moulton
Sasi Nanga
Greg Ness
Haritha Devulapally
Perry Anderson
Anupam Pandey
Manu Thambi
Raja Singh
Ravi Thaduri
Rajeev Raj
Ghadyali Murtaza
Puneetha Palakurthi
Nick Gallagher
Judy Kulekowski
Liu Gui Ying
Swarup Bhide
Margaret L. Tcheng
Anupam Dokeniya
Ed G, Hiemstra
Roger Lee
Kevin Dickey